EXHIBIT 99.1

Dave & Buster’s Reports First Quarter 2020 Results;

Provides Update on Status of Store Reopenings and COVID-19 Safeguards

DALLAS, June 11, 2020 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its first quarter of fiscal year 2020, which ended on May 3, 2020.

As of March 20, 2020, all of the Company’s 137 stores were temporarily closed for the remainder of the first quarter in compliance with state-by-state COVID-19 mitigation mandates to halt dine-in & entertainment operations, severely impacting the Company’s first quarter results. In response, the Company took aggressive steps to conserve and attract new sources of capital in order to extend its liquidity horizon, while also preserving critical store re-opening capabilities. The Company began reopening stores on April 30 as individual states began easing dine-in & entertainment restrictions. As of last week, the Company has reopened 28 stores, and by the end of the week will have 48 stores open in 15 states under reduced hours of operation and capacity limitations as dictated by each locality. Each of the reopened stores has implemented extensive incremental cleaning and sanitation procedures, new seating and game configurations to promote social distancing, and a temporarily condensed food & beverage menu.

Key First Quarter 2020 Highlights (all comparisons to first quarter 2019)

▪	Revenues totaled $159.8 million compared with $363.6 million
▪	Number of stores increased 8% to 137 from 127
▪	Comparable store sales decreased 58.6% (all stores were temporarily closed beginning March 20, 2020 under COVID-19 mitigation mandates)
▪	Net loss totaled $(43.5) million, or $(1.37) per share (31.8 million weighted average shares), compared with net income of $42.4 million, or $1.13 per diluted share (37.6 million weighted average shares)
▪	EBITDA loss totaled $(26.1) million compared with EBITDA of $88.9 million
▪	Adjusted EBITDA loss totaled $(10.8) million compared with adjusted EBITDA of $98.2 million
▪	Suspended quarterly cash dividend and share repurchase program
▪	Ended the quarter with $157 million in cash and equivalents, including funds from the draw-down of its credit facility and $75 million in gross proceeds raised via an At-The-Market equity offering of 6.1 million shares at an average price of $12.20 per share.
▪	Subsequent to the end of the quarter, on May 6, 2020 the Company completed a $100 million private placement of 9.6 million shares at a price of $10.44 per share, followed by a $10.6 million Over-Allotment option completed on May 20, 2020 of 1.0 million shares at a price of $10.44 per share.

Brian Jenkins, Dave & Buster’s Chief Executive Officer, said, “The negative effects of the COVID-19 pandemic are clearly evident in our first quarter results, during which we temporarily closed all of our stores for the final 6 weeks of the period.

“In response to these unprecedented challenges, our leadership team acted thoughtfully and decisively. First, we focused on extending the Company’s liquidity horizon through aggressive cash conservation efforts and securing new equity capital. We then turned our attention to safely reopening stores, taking the opportunity to think differently about our operating model and to recalibrate our strategic initiatives.”

Mr. Jenkins concluded, “While still early and with many variables that are beyond our control, we are confident that we are taking the right steps to rebuild our business and emerge from this challenging time.”

First Quarter 2020 Results

(All comparisons are between first quarter 2020 and first quarter 2019, unless otherwise noted)

Total revenues decreased 56.0% to $159.8 million from $363.6 million. Comparable store sales decreased 58.6%, including a comparable store sales decline of 8.6% in February as the COVID-19 threat began to affect consumer behavior, and a comparable store sales decline of 82.2% over the remainder of the first quarter, reflecting the temporary closure of the company’s 137 stores on March 20, 2020 through the remainder of the quarter. Non-comparable store revenue totaled $22.6 million compared with $27.3 million. First quarter 2019 comparable store sales decreased 0.3%.

Operating loss totaled $(61.4) million, or (38.4)% of revenues, compared with operating income of $57.8 million, or 15.9% of revenues.

Net loss totaled $(43.5) million, or $(1.37) per share (31.8 million share base) compared with net income of $42.4 million, or $1.13 per diluted share (37.6 million diluted share base).

EBITDA loss totaled $(26.1) million, or (16.3)% of revenues, compared with EBITDA of $88.9 million, or 24.4% of revenues.

Adjusted EBITDA loss totaled $(10.8) million, or (6.7)% of revenues, compared with adjusted EBITDA of $98.2 million, or 27.0% or revenues.

Store operating loss before depreciation and amortization totaled $(7.7) million, or (4.8)% of revenues, compared with Store operating income before depreciation and amortization of $112.7 million, or 31.0% of revenues.

During the first quarter, the Company opened one new store in Chattanooga, Tennessee on March 16, 2020, that was temporarily closed on March 20 through the remainder of the first quarter.

Balance Sheet, Liquidity, Cash Flow and Capital Allocation

The Company generated approximately $16.8 million in operating cash flow during the first quarter and raised $75 million in gross proceeds via an At-The-Market equity offering of 6.1 million shares of common stock at $12.20 per share, ending the period with approximately $157 million in cash and equivalents and approximately $750.3 million outstanding under its credit facility.

In addition, subsequent to the end of the first quarter, on May 6, 2020 the Company completed a $100 million private placement of 9.6 million common shares at a price of $10.44 per share, followed by a $10.6 million Over-Allotment option completed on May 20, 2020 of 1.0 million shares at a price of $10.44 per share.

In light of the continuing unprecedented degree of uncertainty, the Company is not in position to provide fiscal 2020 financial guidance at this time.

Quarterly Report on Form 10-Q Available

The Company’s Quarterly Report on Form 10-Q, will be available at www.sec.gov and at the Company’s investor relations website, contains a thorough review of its financial results for the first quarter ended May 3, 2020.

Investor Conference Call and Webcast

Management will hold a conference call today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (720) 543-0197 or toll-free (800) 949-2175. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 8185738.

Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 137 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

(Financial Tables Follow)

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	May 3, 2020	February 2, 2020
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$156,833	$24,655
Other current assets	72,959	54,322

Total current assets	229,792	78,977

Property and equipment, net	905,577	900,637

Operating lease right of use assets	1,045,598	1,011,568

Intangible and other assets, net	382,384	378,957

Total assets	$2,563,351	$2,370,139

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$316,695	$290,865

Operating lease liabilities	1,259,687	1,222,054

Other long-term liabilities	59,073	54,881

Long-term debt, net	735,261	632,689

Stockholders' equity	192,635	169,650

Total liabilities and stockholders' equity	$2,563,351	$2,370,139

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

 (in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2020		May 5, 2019

Food and beverage revenues	$63,920	40.0%	$148,221	40.8%
Amusement and other revenues	95,886	60.0%	215,361	59.2%
Total revenues	159,806	100.0%	363,582	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	17,344	27.1%	38,754	26.1%
Cost of amusement and other (as a percentage of amusement and other revenues)	10,728	11.2%	22,971	10.7%
Total cost of products	28,072	17.6%	61,725	17.0%
Operating payroll and benefits	43,737	27.4%	82,873	22.8%
Other store operating expenses	95,672	59.8%	106,245	29.2%
General and administrative expenses	14,563	9.1%	16,846	4.6%
Depreciation and amortization expense	35,352	22.1%	31,141	8.6%
Pre-opening costs	3,823	2.4%	7,002	1.9%
Total operating costs	221,219	138.4%	305,832	84.1%

Operating income (loss)	(61,413)	-38.4%	57,750	15.9%

Interest expense, net	6,115	3.9%	4,056	1.1%

Income (loss) before provision (benefit) for income taxes	(67,528)	-42.3%	53,694	14.8%
Provision (benefit) for income taxes	(23,984)	-15.1%	11,251	3.1%
Net income (loss)	$(43,544)	-27.2%	$42,443	11.7%

Net income (loss) per share:
Basic	$(1.37)		$1.15
Diluted	$(1.37)		$1.13
Weighted average shares used in per share calculations:
Basic shares	31,829,985		36,827,665
Diluted shares	31,829,985		37,591,944

Other information:
Company-owned and operated stores at end of period	137		127
Store operating weeks in the period	833		1,616

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 3, 2020		May 5, 2019

Net income (loss)	$(43,544)	-27.2%	$42,443	11.7%
Add back: Interest expense, net	6,115		4,056
Provision (benefit) for income taxes	(23,984)		11,251
Depreciation and amortization expense	35,352		31,141
EBITDA	(26,061)	-16.3%	88,891	24.4%
Add back: Loss on asset disposal	153		420
Impairment of long-lived assets	11,549		-
Share-based compensation	(389)		1,825
Pre-opening costs	3,823		7,002
Other costs	147		46
Adjusted EBITDA	$(10,778)	-6.7%	$98,184	27.0%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 3, 2020		May 5, 2019

Operating income (loss)	$(61,413)	-38.4%	$57,750	15.9%
Add back: General and administrative expenses	14,563		16,846
Depreciation and amortization expense	35,352		31,141
Pre-opening costs	3,823		7,002
Store operating income (loss) before depreciation and amortization	$(7,675)	-4.8%	$112,739	31.0%

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com